Exhibit 99.1
FOR IMMEDIATE RELEASE: March 13, 2008       PR08-08

CANYON RESOURCES ANNOUNCES SHAREHOLDER APPROVAL
OF THE MERGER WITH ATNA RESOURCES

Golden, CO - Canyon Resources Corporation (“Canyon”) (AMEX:CAU). On March 13, 2008, Canyon Resources Corporation, a Colorado based mining company, held a special stockholder meeting. The stockholders voted to approve and adopt the Agreement and Plan of Merger dated November 16, 2007, by and among Atna Resources Ltd. ("Atna"), a wholly owned subsidiary of Atna, and Canyon (the “Merger”). The Merger is expected to be complete after the close of business on March 18, 2008.

“The management and Board of Canyon would like to thank its shareholders for voting to approve this Merger and for their dedicated support over the years. The vote to support this Merger was overwhelmingly in favor of the Merger with the approval of 74.4 percent of all shares voted. We firmly believe that our combination with Atna will provide a strong platform for the growth of the Company and for increasing shareholder value. With gold now reaching $1,000 per ounce, our first priority of business will be to push our Briggs and Reward projects toward production as rapidly as possible,” states James Hesketh, President & Chief Executive Officer (“CEO”).

Pursuant to the terms of the merger agreement, each share of Canyon common stock issued and outstanding immediately prior to the effective time of the Merger will cease to be outstanding and will be converted into the right to receive 0.32 shares of Atna common stock, plus cash in lieu of any fractional shares. Atna trades on the Toronto Stock Exchange and in the U.S. on the Over-The-Counter market under the symbols ATN and ATNAF, respectively. Canyon will cease trading on the American Stock Exchange immediately prior to the effective time of the Merger.

The goal of this Merger is to provide the resources to build the next mid-tier gold production company. The combined entity will initially focus on moving Canyon’s Briggs and Reward projects into production to develop cash flow from those operations. This cash flow, combined with potential production income from Atna’s Pinson project and potential cash flow from their Wolverine royalty position will create a strong underpinning for resource expansion, additional mergers, acquisitions and project developments.

The registered office for Atna will continue to reside at its present location in Vancouver, British Columbia and the operational office for Atna will be Canyon’s current office located in Golden, Colorado.

The current CEO of Atna is David Watkins; he will become Chairman and CEO upon closing of the Merger. Jim Hesketh, the current President and CEO of Canyon, will become President and Chief Operating Officer of Atna. Dave Suleski, the current Chief Financial Officer (“CFO”) of Canyon, will become the CFO of Atna. Bill Stanley, Vice President of Exploration for Atna, will continue in that role.

Forward-looking Statements
Certain forward-looking statements are included in this release and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Canyon's current expectations regarding the merger and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. These risks and uncertainties are further described in the Proxy Statement/Prospectus, which investors and security holders are urged to read.

FOR FURTHER INFORMATION, CONTACT:

James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com